Exhibit 99.1

DOWNEY FINANCIAL CORP.
NEWS RELEASE	For further information contact:
Thomas E. Prince
Chief Operating Officer
(949) 509-4440

Downey Savings to Strengthen its

Bank Secrecy Act/Anti-Money Laundering Program

NEWPORT BEACH, CA (August 31, 2007) – Downey Financial Corp. has announced today that its subsidiary, Downey Savings and Loan Association, F.A., has consented to the issuance of a cease and desist order by its federal regulatory agency, the Office of Thrift Supervision (OTS), as a result of certain concerns of the OTS relating to Downey Savings’ compliance with the Bank Secrecy Act.

The order requires Downey Savings to strengthen its Bank Secrecy Act/Anti-Money Laundering (BSA/AML) program including related controls, policies and processes. The order does not impose a fine or civil money penalty and does not restrict Downey Savings’ operations.

“Downey Savings is committed to promptly addressing these issues and making the necessary adjustments to strengthen the overall effectiveness and compliance of our BSA/AML program,” said Daniel D. Rosenthal, President and Chief Executive Officer of Downey Savings.  “We have already begun to take immediate steps to address the regulatory concerns and do not expect our compliance with the regulatory order to have a material impact on our financial position or results from operations.”

Downey Savings and Loan Association, F.A., the primary subsidiary of Downey Financial Corp. (NYSE: DSL), is headquartered in Newport Beach, California, and has helped customers with their banking and borrowing needs since 1957.  With assets of $14.7 billion, Downey Savings has 172 locations, including four locations in Arizona.  More company information is available at www.downeysavings.com.

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